Exhibit 10.1
EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, dated as of January 1, 2008 (the “Agreement”) between Axion International Inc., a Delaware corporation (the “Company”) with offices at 665 Martinsville Road, Suite 219, Basking Ridge, New Jersey 07920 and James Kerstein (the “Executive”).

WHEREAS, the Executive possesses valuable knowledge and skills that the Company believes will contribute to the successful operation of the Company's business and will have a prominent role in the development of the business the Company; and

WHEREAS, the Company desires to secure the services of the Executive, and the Executive desires to be in the employment of the Company and, in connection therewith, the Company and the Executive desire to enter into an employment agreement to, among other things, set forth the terms of such employment.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements hereinafter set forth and for other good and valuable consideration, the Company and the Executive hereby agree as follows:

1.      EMPLOYMENT AND DUTIES
1.1           General.  The Company hereby employs the Executive, and the Executive agrees to serve, as the Chief Executive Officer of the Company upon the terms and conditions herein contained during the Employment Term, and in such capacities the Executive agrees to serve the Company faithfully and to the best of his ability under the direction of the Board of Directors of the Company (the “Board”). The Executive also agrees to serve, if elected, at no compensation in addition to that provided for in this Agreement, in the position of director of the Company and of any subsidiary of the Company during the Employment Term.

1.2           Exclusive Services.  For so long as the Executive is employed by the Company, he shall devote his full-time working hours to his duties hereunder. The Executive shall not, directly or indirectly, render services to any other person or organization or otherwise engage in activities which would interfere significantly with his faithful performance of his duties hereunder.

1.3           Term of Employment.  The Executive’s employment under this Agreement shall commence on the date hereof (the “Effective Date”) and shall terminate on the earliest of (i) the five year anniversary of the Effective Date, (ii) the death of the Executive or (iii) the termination of the Executive’s employment pursuant to this Agreement (the period during which the Executive is employed pursuant to this Agreement, including any extension thereof shall be referred to as the “Employment Term”).

2.           SALARY

2.1           (a)           Base Salary.  During the Employment Term, the Executive shall be entitled to receive a base salary (the “Base Salary”) at a rate of $208,000 per annum, payable weekly in equal installments in accordance with the Company’s payroll practices, with such increases as the Board may determine or as provided in the following subparagraph (b). Once increased, such higher amount shall constitute the Executive’s Base Salary.

      (b)        The Base Salary shall be increased during the Employment Term upon the Company’s achievement of revenue milestones (the “Revenue Milestones”) during each calendar year of the employment term (an “Employment Year”) based upon revenues recorded in the Company’s ordinary course of business. Increases of the Base Salary shall be effective at such time or times in an Employment Year as each new Revenue Milestone is achieved.  In the following Employment Year, increases in Base Salary shall occur upon achievement of Revenue Milestones for such Employment Year in excess of the Revenue Milestones previously achieved.  The Revenue Milestones and corresponding increases to Base Salary are set forth in Schedule I annexed hereto and made a part hereof.

2.2           Bonus.  In addition to the Executive’s Base Salary, the Company may pay to the Executive during the Employment Term an annual bonus (the “Annual Bonus”) based upon the Executive’s performance, the amount of which bonus (if any) shall be solely within the discretion of the Company as determined by the Board.

3.           EMPLOYEE BENEFITS

3.1           General Benefits.  The Executive shall be eligible to participate in health and benefit programs of the Company consistent with those benefit programs provided to other senior executives of the Company.

3.2           Vacation.  The Executive shall be entitled to twenty (20) days paid vacation each year in accordance with the applicable policies of the Company.

3.3           Reimbursement of Expenses.  The Company will reimburse the Executive for reasonable, ordinary and necessary business expenses incurred by him in the fulfillment of his duties hereunder upon presentation by the Executive of an itemized account of such expenditures, in accordance with Company practices consistently applied.

3.4           Automobile Allowance.  The Company shall pay the Executive an automobile allowance of $850 per month.

4.           STOCK OPTIONS.

4.1           The Company shall issue to the Executive options (the "Options") to purchase  up to sixteen (16) shares of Common Stock  (the “Option Shares”) at an exercise price of $1.00 per share for a term of five (5) years from the date hereof, of which (i) Options to purchase four (4) shares of Common Stock shall vest on such date as the Company has achieved annual revenues, in any Employment Year, of $10,000,000; (ii) Options to purchase six (6) shares of Common

Stock shall vest on such date as the Company has achieved annual revenues, in any Employment Year, of $15,000,000; and (iii) Options to purchase the remaining six (6) shares of Common Stock shall vest on such date as the Company has achieved annual revenues in any Employment Year of $25,000,000.

4.2           The Options shall not be exercisable until such time as they have vested in accordance with the terms herein.  Notwithstanding the foregoing, in the event of (i) a Change of Control; (ii) the Executive's employment is terminated by the Company Without Cause; and/or (iii) employment hereunder is terminated by the Executive for Good Reason, the Options which have not previously vested, shall immediately vest and become exercisable upon such event.  The Options shall provide for cashless exercise and piggyback registration rights.  If the Company at any time after the date hereof subdivides or combines (by any stock split, stock dividend, recapitalization, combination, reverse stock split or otherwise) its outstanding shares of Common Stock, the exercise price and the number of shares obtainable upon exercise of the Options shall likewise be proportionately reduced or increased, as applicable.  In the event of any recapitalization, merger, reorganization, reclassification, consolidation or sale of substantially all of the assets of the Company, the holders of the Company’s Common Stock are entitled to receive stock, securities or other assets with respect to or in exchange of the Company’s common Stock, then the Executive shall have the right thereafter to receive, upon exercise of the Option, the same amount and kind of stock, securities or other assets as he would have been entitled to received if he had, immediately prior to such recapitalization, merger, reorganization, reclassification, consolidation or sale, the holder of the shares of Common Stock underlying the Options.

4.3           "Change of Control" shall mean (i) the transfer (in one transaction or a series of transactions) of all or substantially all of the assets of the Company to any person or group (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")); (ii) the liquidation or dissolution of the Company or the adoption of a plan by the stockholders of the Company relating to the dissolution or liquidation of the Company; or (iii) the acquisition by any person or group (as such term is used in Section 13(d)(3) of the Exchange Act) of beneficial ownership, directly or indirectly, of more than 50% of the aggregate ordinary voting power of the Company; provided that the completion of the currently contemplated merger of the Company with Analytical (or in the event such merger is not completed, the merger of the Company with a publicly traded Company where the current shareholders of the Company remain the majority shareholders of the merged entity), shall not be a Change of Control for purposes of this Agreement.

5.           TERMINATION OF EMPLOYMENT

5.1	Termination for Cause: Termination Without Cause:
 Termination Permanent-Disability- Resignation

5.1.1                      General.  (a) If, prior to the expiration of the Employment Term, the Executive’s employment is terminated by the Company for Cause or by the Executive without Good Reason, the Executive shall be entitled only to his accrued but unpaid Base Salary

(“Accrued Base Salary”) through and including the date of termination and any Options which have not vested as of the date of such termination shall be terminated and have no further force or effect.

(b)           If, prior to the expiration of the Employment Term, the Executive’s employment with the Company is terminated by the Company Without Cause or by the Executive for Good Reason, the Executive shall be entitled only to (i) his Accrued Base Salary through and including the date of termination; (ii) his Base Salary from the day after the termination date through the normal expiration date of the Employment Term, payable in equal installments on the same terms as at the end of the Employment Term; and (iii) the benefits set forth under Section 3 of this Agreement through the normal expiration date of the Employment Term.

(c)           If, prior to the expiration of the Employment Term, the Executive’s employment is terminated by the Company for Permanent Disability (as defined in Section 6), the Executive shall be entitled only to the payments and benefits provided for in Section 6 hereof.

(d)           If the Executive’s employment is due to the death of the Executive, the Executive (or his estate) shall be entitled only to (i) payment of his Accrued Base Salary through and including the date of death and (ii) six (6) months of his Base Salary as severance, payable in equal installments on the same terms as at the end of the Employment Term.

(e)           Notwithstanding anything to the contrary herein, the Company may elect, in its sole discretion, to pay any remaining installments of severance or other payments hereunder in a lump sum rather than in installments over time.

5.1.2                      Date of Termination/Resignation.  The date of termination for a termination by the Company for Cause shall be the date of the written notice of termination provided for in Section 5.1.3. The date of termination for a Termination Without Cause shall be as provided in Section 5.1.4. The date of termination for a termination for Permanent Disability shall be as provided in Section 6. The date of resignation shall be the date specified in the written notice of resignation from the Executive to the Company, or if no date is specified therein, ten (10) business days after receipt by the Company of written notice of resignation from the Executive.

5.1.3                      Notice of Termination for Cause.  Termination of the Executive’s employment by the Company for Cause shall be effected by delivery of a written notice of termination from the Company to the Executive, which notice shall specify the event or events set forth in Section 5.2 giving rise to such termination.

5.1.4                      Notice of Termination Without Cause.   Termination of the Executive’s employment for a Termination Without Cause shall be effected by written notice of termination from the Company to the Executive, specifying a termination date.

5.2           Definition of “for Cause”. For purposes of this Agreement, “Cause” shall mean (i)

a good faith finding by the Board of Directors of the Company that (A) the Executive has materially failed to perform his assigned duties for the Company and has failed to remedy such failure within twenty (20) days following written notice from the Company to the Executive notifying him of such failure, (B) the Executive has breached any material term of this Agreement, any Confidentiality, Non-Disclosure, Assignment of Inventions or other similar agreement between the Executive and the Company, or (C) the Executive has engaged in dishonesty, gross negligence or willful misconduct which could result in any material loss, damage or injury to the Company, or (ii) the conviction of the Executive of, or the entry of a pleading guilty or nolo contendere by the Executive to, any  felony punishable by imprisonment for more than one (1) year.

5.3           Definition of “Without Cause”. Termination “Without Cause” shall mean any termination by the Company of the Executive’s employment at any time during the Employment Term for any reason other than Cause, death or Permanent Disability.

5.4           Definition of “Good Reason”.  Termination by Executive for “Good Reason” shall mean termination by the Executive because of (i) a material reduction in the nature or scope of Executive’s position as Chief Executive Officer or his authorities, powers, duties, or responsibilities in such capacity; or (ii) a material breach by the Company of its affirmative or negative covenants or undertakings hereunder and such breach shall not be remedied within fifteen (15) days after notice to Company thereof (which notice shall be signed by Executive and refer to a specific breach of this Agreement).

6.           PERMANENT DISABILITY

If, prior to the expiration of the Employment Term, the Executive shall fail because of illness, physical or mental disability or other incapacity, for a period of three (3) consecutive months, or for shorter periods aggregating three (3) months during any twelve-month period, to render the services provided for by this Agreement, then the Company may, by written notice to the Executive after the last day of the third consecutive month of disability or the day on which the shorter periods of disability equal an aggregate of three (3) months, terminate the Executive’s employment for “Permanent Disability”, specifying a termination date no earlier than ten (10) business days after the date on which such notice is given. The determination of the Executive’s illness, physical or mental disability or other incapacity for purposes of determining Permanent Disability shall be made by an independent physician who is reasonably acceptable to the Executive and the Company and shall be final and binding and shall be based on such competent medical evidence as shall be presented to it by the Executive or by any physician or group of physicians or other competent medical experts employed by the Executive and/or the Company to advise such independent physician.

In the event of a termination of the Executive’s employment by the Company for Permanent Disability, the Executive shall be entitled only to (i) his Accrued Base Salary through and including the date of termination, (ii) six months of his Base Salary as severance, payable in equal installments on the same terms as at the end of the Employment Term and (iii) receive the benefits set forth under Section 3 of this Agreement during the six-month severance period.

Except as otherwise provided in this Section 6, following the effective date of a termination for Permanent Disability, the Company shall have no further obligation to the Executive under this Agreement.

7.           NONCOMPETITION/NONSOLICITATION AND CONFIDENTIALITY

7.1           Confidential Information.  During and after the Executive’s employment with the Company, the Executive will hold in confidence and not use, disclose or allow disclosure of Confidential Information (as defined below) except in the proper performance of the Executive’s duties to the Company. Upon termination of the Executive’s employment, the Executive will immediately deliver to the Company all Confidential Materials (as defined below) and destroy all electronic embodiments of Confidential Information.

7.2           Definition of “Confidential Information”.  For purposes of this Agreement, “Confidential Information” means Trade Secrets (as defined below) and other information of the Company identified as confidential and all Work Product (as defined below), whether disclosed in tangible form (including without limitation written documents, photographs, drawings, models, prototypes, samples, and magnetic and/or electronic media), or orally or visually or in other non-tangible form (including without limitation presentations, displays or inspections of tangible media or facilities). Confidential Information shall also include information received by the Company from third parties under an obligation of confidentiality.  Confidential Information does not include information which: (i) was known to the Executive prior to disclosure by the Company; (ii) is or becomes public knowledge without breach of this Agreement; or (iii) is received by the Executive from a third party without any violation of any obligation of confidentiality and without confidentiality restrictions; or (iv) is independently developed by the Executive without use of or reference to Confidential Information.

7.2.1                      “Confidential Materials” means tangible objects, materials or media in which Confidential Information is embodied, including all copies, excerpts, modifications, translations, enhancements and adaptations of the foregoing.

7.2.2                      “Intellectual Property” means all rights of every nature relating to intellectual property, including without limitation (i) all United States and foreign patents and patent applications now or hereafter filed (including continuations, continuations-in-part, divisionals, reissues, reexaminations and foreign counterparts thereof), and all rights with respect thereto, (ii) all Trade Secrets, (iii) all United States and foreign semiconductor mask work rights and registrations for such rights, and (iv) all copyrights and renewals thereof and other rights relating to literary or artistic works and data compilations (including without limitation author’s and moral rights and rights of publicity and privacy).

7.2.3                      “Trade Secrets” means all trade secrets under the laws of any jurisdiction, including but not limited to ideas, inventions, discoveries, developments, designs, improvements, prototypes, know-how, methods, processes, techniques, product specification and performance data, computer programs, and other data, in each case whether or not patentable, copyrightable or within any particular definition of trade secret; unpublished proprietary information relating to the Company’s Intellectual Property; and business, marketing, sales, research, development, manufacturing, production and other plans and strategies; forecasts, financial statements, budgets and projections, licenses, prices and costs; customer and supplier lists and terms of customer and supplier contracts; personnel information; compilations of such information; and the existence and terms of this Agreement. The Executive’s Work Product is, without implying any other form of protection that may be available to the Company for such Work Product, a Trade Secret of the Company.

7.2.4                      “Work Product” means all tangible and intangible results of services rendered by the Executive during the term of the Executive’s employment with the Company that relate to the business of the Company or which were developed using the Company materials or Confidential Information.

7.3           Ownership of Work Product and Intellectual Property.

7.3.1                      The Executive is performing services and creating Work Product hereunder at the instance of the Company. It is therefore the parties’ intention that the Company is to own exclusively all rights and economic interests in the Work Product and all Intellectual Property embodied therein or related thereto, including without limitation any invention or discovery made or reduced to practice in the process of performing the services. This Agreement is to be construed to the maximum extent possible to produce the foregoing result, including but not limited to the construction of any ambiguities so as to achieve said result.

7.3.2                      Accordingly, the Executive agrees as follows:

(a)           All tangible Work Product which is a copyrightable work of authorship will be deemed a work made for hire owned by the Company under United States copyright laws; if an invention, Work Product is deemed to be owned by the Company upon creation.

(b)           The Executive will maintain adequate and current written records of all Work Product, which shall be available to and remain the property of the Company at all times.

(c)           The Executive shall promptly and fully disclose in writing to the Company all Trade Secrets, including without limitation inventions and works of authorship, which are related to the business activities of the Company authored, conceived, created or reduced to practice by the Executive (whether alone or jointly with others, whether during or outside the hours the Executive is providing services, and whether or not by the use of the Company’s equipment or other resources) during the term of this Agreement or within six (6) months thereafter, whether or not patentable or copyrightable.

(d)           The Executive hereby assigns to the Company irrevocably and unconditionally, to the fullest extent permitted by law under any interpretation of the relationship between the parties, all right, title and interest (including without limitation all Intellectual

Property rights) embodied in or associated with the Work Product which are related to the business activities of the Company and are authored, conceived, created or reduced to practice by the Executive during the term of this Agreement or which result within six (6) months thereafter from Confidential Information disclosed by the Company.

(e)           Promptly upon request by the Company and at the Company’s expense, the Executive shall execute and deliver to the Company all applications, assignments, agreements and other instruments and take such reasonable actions as the Company may deem helpful to fully vest the foregoing rights in the Company or to evidence such vesting. If the Company is unable, after reasonable effort, to secure the Executive’s signature on any patent application, copyright registration or other similar document, the Executive hereby irrevocably designates and appoints the Company and its duly authorized representatives as the Executive’s agent and attorney-in-fact to execute and file any such application or registration and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyright registration and other forms of intellectual property protection with the same legal force and effect as if executed by the Executive.

(f)           The Executive hereby waives in favor of the Company and its assigns and licensees any and all artist’s or moral rights he may have pursuant to any state, provincial or federal laws or statutes of the United States in respect of any Work Product, and all similar rights under the laws of all jurisdictions.

7.4           Covenants Regarding Employees and Customers. During the Employment Term and for a period of twelve (12) months after the termination of the Executive’s employment with the Company for any reason, the Executive will not, without the Company’s prior consent:

(a)           recruit or solicit, offer employment to, or employ any person who was an employee or independent contractor of the Company on or within six (6) months before the termination of the Executive’s employment, or

(b)           work for, or solicit or accept any competing business from, any person or entity that was a customer of the Company on or within six (6) months before the date of termination of the Executive’s employment, or

(c)           compete with the Company directly or indirectly anywhere in the world in the business of developing, manufacturing and distributing prestige cosmetics.

The Executive will not engage in the actions prohibited in clauses (a), (b) and (c) directly or indirectly, or by being associated with any person or entity as owner, partner, employee, agent, consultant, director, officer, stockholder (other than as the owner of less than 5% of the outstanding stock of a publicly-traded corporation) or in any other capacity or manner whatever.

7.5           Injunctive Relief.  Without intending to limit the remedies available to the Company, the Executive acknowledges that a breach of any of the covenants contained in this Section 7 may result in material and irreparable injury to the Company for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining the Executive from engaging in activities prohibited by this Section 7 or such other relief as may be required specifically to enforce any of the covenants in this Section 7.  If for any reason a final decision of any court determines that the restrictions under this Section 7 are not reasonable or that consideration therefor is inadequate, such restrictions shall be interpreted, modified or rewritten by such court to include as much of the duration and scope (geographic or otherwise) identified in this Section 7 as will render such restrictions valid and enforceable.

8.           INDEMNIFICATION

The Company shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, indemnify the Executive and his estate, heirs executors and administrators (the “Indemnitees”) from and against any and all expenses, liabilities or other matters referred to in or covered by said section.  The Company shall pay in advance of the final disposition of such action, suit or proceeding any and all expenses incurred by an Indemnitee upon the receipt of an undertaking by such Indemnitee to repay such amount if it shall be ultimately be determined that he is not entitled to be indemnified by the Company.

9.           MISCELLANEOUS

9.1           Notices.  All notices or communications hereunder shall be in writing, addressed as follows:

To the Company, to it at:

Axion International Inc.
665 Martinsville Road, Suite 219
Basking Ridge, New Jersey 07920

To the Executive:

James Kerstein
30 Corey Lane
Watchung, NJ 07069

Any such notice or communication shall be sent certified or registered mail, return receipt requested, or by telefax, addressed as above (or to such other address as such party may designate in writing from time to time), and the actual date of receipt shall determine the time at which notice was given.

9.2           Severability.  If a court of competent jurisdiction determines that any term or provision hereof is invalid or unenforceable, (a) the remaining terms and provisions hereof shall be unimpaired and (b) such court shall have the authority to replace such invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

9.3           Assignment.  This Agreement shall inure to the benefit of the heirs and representatives of the Executive and the assigns and successors of the Company, but neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation by the Executive. The Company may assign this Agreement without prior written approval of the Executive upon the transfer of all or substantially all of its business and/or assets (whether by purchase, merger, consolidation or otherwise), provided that the successor to such business and/or assets shall expressly assume and agree to perform this Agreement.

9.4           Entire Agreement: Amendment.  This Agreement represents the entire agreement of the parties with respect to the subject matter hereof and shall supersede any and all previous contracts, arrangements or understandings between or among the Company and the Executive, regarding the subject matter hereof.  The Agreement may be amended at any time by mutual written agreement of the parties hereto.

9.5           Withholding.  The Company shall be entitled to withhold, or cause to be withheld, from payment any amount of withholding taxes required by law with respect to payments made to the Executive in connection with his employment hereunder.

9.6           Governing Law.  This Agreement shall be construed, interpreted, and governed in accordance with the laws of the State of New Jersey without reference to principles of conflict of laws.

9.7           Survival.  Sections 5 (relating to early termination), 6 (relating to Permanent Disability), 7 (relating to noncompetition, nonsolicitation and confidentiality), 8 (relating to indemnification) and 9.6 (relating to governing law) shall survive the termination hereof, whether such termination shall be by expiration of the Employment Term or an early termination pursuant to Sections 5 or 6 hereof.

9.8           Headings.  Headings to sections in this Agreement are for the convenience of the parties only and are not intended to be a part of or to affect the meaning or interpretation hereof.

9.9           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

[signature page follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by their authorized representatives and the Executive has hereunto set his hand, in each case effective as of the day and year first above written.

The Company
Axion International Inc.
By:/s/ Michael Martin

The Executive
/s/ James Kerstein
James Kerstein

SCHEDULE I

         Revenue Milestones                                                                                     Base Salary Rate Increased to:

         0                                                                                                 $ 208,000
              $10,000,000                                                                                          $ 388,000
            $15,000,000                                                                                                $ 448,000
         $25,000,000                                                                                                $ 508,000

Axion International Inc.

By:/s/ Michael Martin_____________

/s/ James Kerstein________________
James Kerstein